Exhibit 99.2
BOZZ, INC.
COMMON STOCK PURCHASE AGREEMENT
THIS COMMON STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of ___________________ by and between BOZZ, Inc., a Delaware corporation (the “Company”) and ___________________ (“Purchaser”). Certain capitalized terms used below are defined in the terms and conditions set forth in Exhibit A attached to this Agreement, which are incorporated by reference.

Total shares of Stock purchased:	______________ shares of Common Stock (the “Stock”)
Purchase Price per share:	$0.0001
Total Purchase Price:	$
Form of Payment:	Cash: $ Transfer of intellectual property rights pursuant to the Technology Assignment Agreement attached as Exhibit B: $
Vesting Schedule:
_____________ shares of the Stock (the “Unvested Shares”) are subject to the Repurchase Option as of the date of this Agreement. 1/48th of the Unvested Shares shall vest and be released from the Repurchase Option on a monthly basis measured from April 27, 2015, until all of the Unvested Shares are released from the Repurchase Option (provided in each case that Purchaser remains a Service Provider as of the date of such release).
Acceleration Provisions:
In the event of a Change in Control, the Repurchase Option shall lapse with respect to 100% of the Unvested Shares and such Unvested Shares shall immediately become fully vested, provided that Purchaser remains a Service Provider as of the time of the consummation of such Change in Control.
If at any time (i) Purchaser’s services in all capacities as a Service Provider are involuntarily terminated without Cause, or (ii) Purchaser resigns Purchaser’s service in all capacities as a Service Provider for Good Reason, and in either case other than as a result of death or disability, and provided such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), the Repurchase Option shall lapse as to 50% of the Unvested Shares and such Unvested Shares shall immediately become fully vested.
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Common Stock Purchase Agreement

Additional Terms/Acknowledgements: The undersigned Purchaser acknowledges receipt of, and understands and agrees to, this Common Stock Purchase Agreement, including the terms and conditions set forth in Exhibit A attached to this Agreement, which are incorporated by reference.

COMPANY:

BOZZ, INC.

By:

Name:
Title:

Address:

PURCHASER:

(Signature)

Address:

Common Stock Purchase Agreement

EXHIBIT A
TERMS AND CONDITIONS INCORPORATED INTO
COMMON STOCK PURCHASE AGREEMENT

1.    Purchase and Sale of Stock. Purchaser agrees to purchase from the Company, and the Company agrees to sell to Purchaser, the number of shares of Stock for the consideration set forth in the cover page to this Agreement. The closing of the transactions contemplated by this Agreement, including payment for and delivery of the Stock, shall occur at the offices of the Company immediately following the execution of this Agreement, or at such other time and place as the parties may mutually agree.
2.    Investment Representations. In connection with the purchase of the Stock, Purchaser represents to the Company the following:
(a)    Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Stock. Purchaser is purchasing the Stock for investment for Purchaser’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Act”).
(b)    Purchaser understands that the Stock has not been registered under the Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed in this Agreement.
(c)    Purchaser further acknowledges and understands that the Stock must be held indefinitely unless the Stock is subsequently registered under the Act or an exemption from such registration is available. Purchaser further acknowledges and understands that the Company is under no obligation to register the Stock. Purchaser understands that the certificate evidencing the Stock will be imprinted with a legend that prohibits the transfer of the Stock unless the Stock is registered or such registration is not required in the opinion of counsel for the Company.
(d)    Purchaser is familiar with the provisions of Rule 144 under the Act as in effect from time to time, that, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer of such securities (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions.
(e)    Purchaser further understands that at the time Purchaser wishes to sell the Stock there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144, and that, in such event, Purchaser may be precluded from selling the Stock under Rule 144 even if the minimum holding period requirement had been satisfied.
(f)    Purchaser further warrants and represents that Purchaser has either (i) preexisting personal or business relationships, with the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect Purchaser’s own interests in connection with the purchase of the Stock by virtue of the business or financial expertise of Purchaser or of professional advisors to Purchaser who are unaffiliated with and who are not compensated by the Company or any of its affiliates, directly or indirectly.
Exhibit A to Common Stock Purchase Agreement

(g)    Purchaser acknowledges that Purchaser has read all tax related sections and further acknowledges Purchaser has had an opportunity to consult Purchaser’s own Tax, Legal and Financial Advisors regarding the purchase of common stock under this Agreement.
(h)    Purchaser acknowledges and agrees that in making the decision to purchase the common stock under this Agreement, Purchaser has not relied on any statement, whether written or oral, regarding the subject matter of this Agreement, except as expressly provided in this Agreement and in the attachments and exhibits to this Agreement.
(i)    If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)), the Purchaser hereby represents that Purchaser has satisfied Purchaser as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Stock, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Stock.  The Purchaser’s subscription and payment for and continued beneficial ownership of the Stock will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.
3.    Restrictive Legends. All certificates representing the Stock shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties to this Agreement):
(a)    “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”
(b)    “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE CORPORATION AND/OR ITS ASSIGNEE(S) AS PROVIDED IN THE BYLAWS OF THE CORPORATION.”
(c)    “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A TRANSFER RESTRICTION, AS PROVIDED IN THE BYLAWS OF THE CORPORATION.”
(d)    “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN OPTION SET FORTH IN AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION. ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SHARES SUBJECT TO SUCH OPTION IS VOID WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE CORPORATION.”
(e)    Any legend required by appropriate blue sky officials.
4.    Market Stand-Off Agreement. Purchaser shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock or other securities of the Company held by Purchaser (other than those included in the registration), including the Stock (the “Restricted Securities”), during
Exhibit A to Common Stock Purchase Agreement

the 180-day period following the effective date of the Company’s first firm commitment underwritten public offering of its Common Stock (or such longer period as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation) (the “Lock Up Period”), provided, however, that nothing contained in this Section 4 shall prevent the exercise of the Repurchase Option during the Lock Up Period. Purchaser agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriters that are consistent with the foregoing or that are necessary to give further effect to the foregoing provision. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to Purchaser’s Restricted Securities until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 4 and shall have the right, power and authority to enforce the provisions hereof as though they were a party to this Agreement.
5.    Intellectual Property Rights.
(a)    Purchaser represents and warrants that except for intellectual property rights assigned pursuant to this Agreement or specifically disclosed to the Company on the appropriate schedule of Purchaser’s Confidential Information and Inventions Assignment Agreement with the Company (if applicable), Purchaser possesses no intellectual property and has made no inventions related to the Company’s business, as currently conducted or as proposed to be conducted. Purchaser further agrees that to the extent it is discovered that Purchaser has made inventions, patented or unpatented, or otherwise possesses intellectual property rights related to the Company’s business that were not properly assigned to the Company or specifically disclosed and excluded in Purchaser’s Confidential Information and Inventions Assignment Agreement (if applicable) (the “Additional Intellectual Property”), the Additional Intellectual Property is hereby assigned to the Company.
(b)    Purchaser agrees to assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign proprietary rights relating to the Additional Intellectual Property in any and all countries. Purchaser agrees to execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Additional Intellectual Property and the assignment of such Additional Intellectual Property.
(c)    In the event the Company is unable for any reason, after reasonable effort, to secure Purchaser’s signature on any document needed in connection with the actions specified in the preceding paragraph, Purchaser irrevocably designates and appoints the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on behalf of Purchaser to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Purchaser.
6.    Repurchase Option. The following provisions shall apply to the Unvested Shares, as provided in the cover page to this Agreement (the “Vesting Provisions”):
(a)    Repurchase Option. In the event Purchaser’s relationship with the Company (or a parent or subsidiary of the Company) terminates for any reason (including death or disability), or for no reason, with or without cause, such that after such termination Purchaser is no longer providing services to the Company (or a parent or subsidiary of the Company) as an employee, consultant or advisor (a “Service Provider”), then the Company shall have an irrevocable option (the “Repurchase Option”), for a period of 120 days after said termination (the “Repurchase Period”) to repurchase from Purchaser or Purchaser’s personal representative, as the case may be, at the lower of (i) the Purchase Price per share as
Exhibit A to Common Stock Purchase Agreement

provided in the cover page to this Agreement, or (ii) the Fair Market Value per share of such Unvested Shares as of the date of repurchase (the “Option Price”), up to but not exceeding the number of Unvested Shares that have not vested in accordance with the Vesting Provisions as of such termination date. The Repurchase Option shall be exercised as provided in Section 6(b). For purposes of the Repurchase Option, the “Fair Market Value” shall mean the value of the Unvested Shares as determined in good faith by the Company’s Board of Directors. The term of the Repurchase Option shall be extended to such longer period (A) as may be agreed to by the Company and the Purchaser, or (B) as needed to ensure the stock issued by the Company does not lose its status as “qualified small business stock” under Section 1202 of the Code (as defined below). Purchaser acknowledges that the Company has no obligation, either now or in the future, to repurchase any of the shares of Common Stock, whether vested or unvested, at any time. Further, Purchaser acknowledges and understands that, in the event that the Company repurchases shares, the repurchase price may be less than the price Purchaser originally paid and that Purchaser bears any risk associated with the potential loss in value.
(b)    Exercise of Repurchase Option. The Company may exercise the Repurchase Option by giving notice to the Purchaser. In addition, the Company shall be deemed to have exercised the Repurchase Option as of the last day of the Repurchase Period, unless an officer of the Company notifies the holder of the Unvested Shares during the Repurchase Period in writing (delivered or mailed as provided in Section7(b)) that the Company expressly declines to exercise its Repurchase Option for some or all of the Unvested Shares. During the Repurchase Period, the Company shall pay to the holder of the Unvested Shares the Option Price for the Unvested Shares being repurchased. The Company shall be entitled to pay for any Unvested Shares purchased pursuant to its Repurchase Option at the Company’s option in cash or by offset against any indebtedness owing to the Company by Purchaser (including without limitation any Note given in payment for the Unvested Shares), or by a combination of both. Upon exercise of the Repurchase Option and payment of the purchase price in any of the ways described above, the Company shall become the legal and beneficial owner of the Unvested Shares being repurchased and all rights and interest in or related to the Unvested Shares, and the Company shall have the right to transfer to its own name the Unvested Shares being repurchased by the Company, without further action by Purchaser. The certificate(s) representing the Unvested Shares that have been repurchased by the Company shall be delivered to the Company. It is the intention of the parties that the Company, upon exercise of the Repurchase Option and payment of the amount required by the Repurchase Option, pursuant to the terms of this Agreement, shall be entitled to receive the Unvested Shares, in specie, in order to have such Unvested Shares available for future issuance without dilution of the holdings of other stockholders. It is expressly agreed between the parties that money damages are inadequate to compensate the Company for the Unvested Shares and that the Company shall, upon proper exercise of the Repurchase Option, be entitled to specific enforcement of its rights to purchase and receive said Unvested Shares.
(c)    Adjustments to Unvested Shares. If, from time to time, during the term of the Repurchase Option there is any change affecting the Company’s outstanding Common Stock as a class that is effected without the receipt of consideration by the Company (through merger, consolidation, reorganization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, change in corporation structure or other transaction not involving the receipt of consideration by the Company), then any and all new, substituted or additional securities or other property to which Purchaser is entitled by reason of Purchaser’s ownership of Unvested Shares shall be immediately subject to the Repurchase Option and be included in the meaning of “Unvested Shares” for all purposes of the Repurchase Option with the same force and effect as the Unvested Shares presently subject to the Repurchase Option, but only to the extent the Unvested Shares are, at the time, covered by such Repurchase Option. While the total Option Price shall remain the same after each such event, the Option Price of the Unvested Shares upon exercise of the Repurchase Option shall be appropriately adjusted.
Exhibit A to Common Stock Purchase Agreement

(d)    Corporate Transaction. In the event of (a) an Acquisition (as defined below); or (b) an Asset Transfer (as defined below) ((a) and (b) being collectively referred to in the Agreement as a “Corporate Transaction”), then the Repurchase Option shall be assigned by the Company to any successor of the Company (or the successor’s parent) in connection with such Corporate Transaction. To the extent that the Repurchase Option remains in effect following such a Corporate Transaction, it shall apply to the new capital stock or other property received in exchange for the Unvested Shares in consummation of the Corporate Transaction, but only to the extent the Unvested Shares are at the time covered by such right. Appropriate adjustments shall be made to the Option Price per share payable upon exercise of the Repurchase Option to reflect the effect of the Corporate Transaction upon the Company’s capital structure; provided, however, that the aggregate Option Price shall remain the same. For the purposes of this Section 6(d): (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.
(e)    Termination of Repurchase Option. Sections 6(a) through 6(d) of this Agreement shall terminate upon the exercise in full or expiration of the Repurchase Option, whichever occurs first.
(f)    Escrow of Unvested Shares. As security for Purchaser’s faithful performance of the terms of this Agreement and to insure the availability for delivery of Purchaser’s Unvested Shares upon exercise of the Repurchase Option herein provided for, Purchaser agrees, at the closing hereunder, to deliver to and deposit with the Secretary of the Company or the Secretary’s designee, including the person or entity named in Joint Escrow Instructions of the Company and Purchaser attached to this Agreement as Exhibit C and incorporated by this reference (“Joint Escrow Instructions”), as Escrow Agent in this transaction (“Escrow Agent”), one stock assignment duly endorsed (with date and number of shares blank) in the form attached to this Agreement as Exhibit D, together with a certificate or certificates evidencing all Unvested Shares that are subject to the Repurchase Option; said documents are to be held by the Escrow Agent and delivered by said Escrow Agent pursuant to the Joint Escrow Instructions, which instructions shall also be delivered to the Escrow Agent at the closing hereunder. Purchaser acknowledges that the Escrow Agent is so appointed as the escrow holder with the foregoing authorities as a material inducement to make this Agreement and that said appointment is coupled with an interest and is accordingly irrevocable. Purchaser agrees that Escrow Agent shall not be liable to any party hereof (or to any other party). Escrow Agent may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time. Purchaser agrees that if the Escrow Agent resigns as Escrow Agent for any or no reason, the Board of Directors of the Company shall have the power to appoint a successor to serve as Escrow Agent pursuant to the terms of this Agreement. Purchaser agrees that if the Secretary of the Company resigns as Secretary, the successor Secretary shall serve as Escrow Agent pursuant to the terms of this Agreement.
(g)    Rights of Purchaser. Subject to the provisions of Sections 6(f), 6(h), 4 and 6(j) in this Agreement, Purchaser shall exercise all rights and privileges of a stockholder of the Company with respect to the Unvested Shares deposited in escrow. Purchaser shall be deemed to be the holder for purposes of receiving any dividends that may be paid with respect to such Unvested Shares and for the purpose of exercising any voting rights relating to such Unvested Shares, even if some or all of such Unvested Shares have not yet vested and been released from the Repurchase Option.
(h)    Limitations on Transfer. In addition to any other limitation on transfer created by applicable securities laws, Purchaser shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Unvested Shares while the Unvested Shares are subject to the Repurchase Option.
Exhibit A to Common Stock Purchase Agreement

After any Unvested Shares have been released from the Repurchase Option, Purchaser shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Unvested Shares except in compliance with the provisions herein, in the Company’s Bylaws and applicable securities laws. Furthermore, the Unvested Shares shall be subject to any right of first refusal in favor of the Company or its assignees that may be contained in the Company’s Bylaws. Purchaser further acknowledges that Purchaser may be required to hold the Common Stock purchased hereunder indefinitely. During the period of time during which the Purchaser holds the Common Stock, the value of the Common Stock may increase or decrease, and any risk associated with such Common Stock and such fluctuation in value shall be borne by the Purchaser.
(i)    Section 83(b) Election. Purchaser understands that Section 83(a) of the Code, taxes as ordinary income the difference between the amount paid for the Unvested Shares and the fair market value of the Unvested Shares as of the date any restrictions on the Unvested Shares lapse. In this context, “restriction” includes the right of the Company to buy back the Unvested Shares pursuant to the Repurchase Option set forth above. Purchaser understands that Purchaser may elect to be taxed at the time the Unvested Shares are purchased, rather than when and as the Repurchase Option expires, by filing an election under Section 83(b) (an “83(b) Election”) of the Code with the Internal Revenue Service within 30 days from the date of purchase, a form of which has been provided in connection with this Agreement. Even if the fair market value of the Unvested Shares at the time of the execution of this Agreement equals the amount paid for the Unvested Shares, the 83(b) Election must be made to avoid income under Section 83(a) in the future. Purchaser understands that failure to file such an 83(b) Election in a timely manner may result in adverse tax consequences for Purchaser. Purchaser further understands that an additional copy of such 83(b) Election is required to be filed with Purchaser’s federal income tax return for the calendar year in which the date of this Agreement falls. Purchaser further acknowledges and understands that it is Purchaser’s sole obligation and responsibility to timely file such 83(b) Election, and neither the Company nor the Company’s legal or financial advisors shall have any obligation or responsibility with respect to such filing. Purchaser acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to the purchase of Unvested Shares hereunder, and does not purport to be complete. Purchaser further acknowledges that the Company has directed Purchaser to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which Purchaser may reside, and the tax consequences of Purchaser’s death. Purchaser assumes all responsibility for filing an 83(b) Election and paying all taxes resulting from such election or the lapse of the restrictions on the Unvested Shares.
(j)    Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Unvested Shares of the Company that shall have been transferred in violation of any of the provisions set forth in this Agreement or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.
(k)    No Employment Rights. This Agreement is not an employment or other service contract and nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company (or a parent or subsidiary of the Company) to terminate Purchaser’s employment or other service relationship for any reason at any time, with or without cause and with or without notice.
(l)    Parachute Payments.
(i)    If any payment or benefit Purchaser would receive pursuant to a Corporate Transaction from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the
Exhibit A to Common Stock Purchase Agreement

Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Purchaser’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments and/or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of current cash payments; reduction of deferred cash payments subject to Code Section 409A; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Purchaser’s stock awards.
(ii)    The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Corporate Transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group affecting the Corporate Transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
(iii)    The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Purchaser within fifteen (15) calendar days after the date on which Purchaser’s right to a Payment is triggered (if requested at that time by the Company or Purchaser) or such other time as requested by the Company or Purchaser. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and Purchaser with an opinion reasonably acceptable to Purchaser that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Purchaser.
(m)    Certain Defined Terms. For purposes of this Agreement, the following defined terms shall apply:
(i)    “Cause” shall mean any of the following: (1) commission of any felony or any crime involving moral turpitude or dishonesty, (2) participation in a fraud or act of dishonesty against the Company, (3) willful and material breach of Purchaser’s duties that has not been cured within 30 days after written notice from the Company’s Board of Directors of such breach, (4) intentional and material damage to the Company’s property, or (5) material breach of the Confidential Information and Inventions Assignment Agreement.
(ii)    “Change in Control” shall mean (1) a merger or consolidation in which the Company is a constituent party (or of a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation), other than a merger or consolidation in which the voting securities of the Company outstanding immediately prior to such merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation, or (2) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred, other than the sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company’s operations and activities, or (3) a sale, lease, exclusive license or other disposition of all or substantially all (as determined by the Board of Directors in its sole discretion) of the assets of the Company other than a sale, lease, license or other disposition of all or substantially all of the
Exhibit A to Common Stock Purchase Agreement

consolidated assets of the Company to an entity, more than 50% of the combined voting power of the voting securities of which are beneficially owned by shareholders of the Company in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, exclusive license or other disposition.
(iii)    “Good Reason” shall mean any of the following actions taken by the Company or a successor corporation or entity without Purchaser’s consent (unless such action is taken in response to conduct by Purchaser that constitutes Cause: (1) material reduction of Purchaser’s base compensation, other than a reduction that applies generally to all executives and does not exceed 10%; (2) material reduction in Purchaser’s authority, duties or responsibilities, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” unless Purchaser’s new authority, duties or responsibilities are materially reduced from the prior authority, duties or responsibilities; (3) failure or refusal of a successor to the Company to materially assume the Company’s obligations under this Agreement in the event of a Change in Control as defined below; or (4) relocation of Purchaser’s principal place of employment that results in an increase in Purchaser’s one-way driving distance by more than 50 miles from Purchaser’s then current principal residence. In order to resign for Good Reason, the Purchaser must provide written notice of the event giving rise to Good Reason to the Company’s Board of Directors within 90 days after the condition arises, allow the Company 30 days to cure such condition, and if the Company fails to cure the condition within such period, the Purchaser’s resignation from all positions Purchaser then holds with the Company must be effective not later than 90 days after the end of the Company’s cure period.
7.    Miscellaneous.
(a)    Release. As a condition of receiving the Acceleration Provisions set forth in the cover page to this Agreement to which Purchaser would not otherwise be entitled, Purchaser shall execute the Company’s standard form of a release of claims (the “Release”) and permit such Release to become effective in accordance with its terms. Unless the Release is executed by Purchaser and delivered to the Company within the period of time set forth in the Release, and such Release becomes effective, Purchaser shall not receive any of the benefits of the Acceleration Provisions provided for under this Agreement.
(b)    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day; (iii) five calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the other party to this Agreement at such party’s address hereinafter set forth on the signature page hereof, or at such other address as such party may designate by ten days’ advance written notice to the other party hereto.
(c)    Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Purchaser, Purchaser’s successors, and assigns. The Repurchase Option of the Company hereunder shall be assignable by the Company at any time or from time to time, in whole or in part.
(d)    Attorneys’ Fees. The prevailing Party in any suit or action hereunder shall be entitled to recover from the losing Party all costs incurred by it in enforcing the performance of, or protecting its rights under, any part of this Agreement, including reasonable costs of investigation and attorneys’ fees.
Exhibit A to Common Stock Purchase Agreement

(e)    Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the district encompassing the Company’s principal place of business.
(f)    Further Execution. The parties agree to take all such further actions as may reasonably be necessary to carry out and consummate this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the securities that are the subject of this Agreement.
(g)    Independent Counsel. Purchaser acknowledges that this Agreement has been prepared on behalf of the Company by Cooley LLP, counsel to the Company and that Cooley LLP does not represent, and is not acting on behalf of, Purchaser. Purchaser has been provided with an opportunity to consult with his, her or its own counsel with respect to this Agreement.
(h)    Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.
(i)    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
(j)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
[End of Exhibit A to Common Stock Purchase Agreement]
Exhibit A to Common Stock Purchase Agreement

EXHIBIT B
TECHNOLOGY ASSIGNMENT AGREEMENT

TECHNOLOGY ASSIGNMENT AGREEMENT
This Technology Assignment Agreement (the “Agreement”) is entered into as of ___________________, by and between ___________________ (the “Assignor”) and BOZZ, Inc., a Delaware corporation (the “Company”). The parties hereto agree as follows:
Agreement
1.    In consideration of the Company’s agreement to issue Company stock to Assignor, Assignor hereby irrevocably assigns, sells, transfers and conveys to the Company all right, title and interest, on a worldwide basis, in and to the technology described in Schedule 1 attached hereto and all applicable intellectual property rights, on a worldwide basis, related thereto, including, without limitation, copyrights, trademarks, trade secrets, patents, patent applications, moral rights, contract and licensing rights (the “Property”). In consideration for such transfer of the Property, the Company shall grant to Assignor shares of its Common Stock (the “Payment”). Assignor hereby acknowledges that Assignor retains no right to use the Property and agrees not to challenge the validity of the Company’s ownership of the Property.
2.    Upon each request by the Company, without additional consideration, Assignor agrees to promptly execute documents, testify and take other acts at the Company’s expense as the Company may deem necessary or desirable to procure, maintain, perfect, and enforce the full benefits, enjoyment, rights, title and interest, on a worldwide basis of the Property assigned hereunder, and render all necessary assistance in making application for and obtaining original, divisional, renewal, or reissued utility and design patents, copyrights, mask works, trademarks, trade secrets, and all other technology and intellectual property rights throughout the world related to any of the Property, in the Company’s name and for its benefit. In the event the Company is unable for any reason, after reasonable effort, to secure Assignor’s signature on any document needed in connection with the actions specified herein, Assignor hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and in its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this paragraph with the same legal force and effect as if executed by Assignor. Assignor hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Assignor now or may hereafter have for infringement of any Property assigned hereunder.
3.    Assignor further agrees to deliver to the Company upon execution of this Agreement any and all tangible manifestations of the Property, including, without limitation, all notes, records, files and tangible items of any sort in its possession or under its control relating to the Property. Such delivery shall include all present and predecessor versions. In addition, Assignor agrees to provide to the Company from and after the execution of this Agreement and at the expense of the Company competent and knowledgeable assistance to facilitate the transfer of all information, know-how, techniques, processes and the like related to such tangible manifestation and otherwise comprising the intangible aspects of the Property.
4.    Assignor represents and warrants to the Company that (a) Assignor is the sole owner of the Property and has full and exclusive right to assign the rights assigned herein, (b) Assignor has full right and power to enter into and perform this Agreement without the consent of any third party, (c) all of the Property is free and clear of all claims, liens, encumbrances and the like of any nature whatsoever, (d) the Property is an original work of Assignor, (e) none of the Property infringes, conflicts with or violates any patent or other intellectual property right of any kind (including, without limitation, any trade secret) or similar rights of any third party, (f) Assignor was not acting within the scope of employment or other service arrangements with any third party when conceiving, creating or otherwise performing any activity with respect to the Property, (g) the execution, delivery and performance of this Agreement does not
Technology Assignment Agreement

conflict with, constitute a breach of, or in any way violate any arrangement, understanding or agreement to which Assignor is a party or by which Assignor is bound and (h) Assignor has maintained the Property in confidence and has not granted, directly or indirectly, any rights or interest whatsoever in the Property to any third party.
5.    Assignor further represents and warrants to the Company that no claim, whether or not embodied in an action past or present, of any infringement, of any conflict with, or of any violation of any patent, trade secret or other intellectual property right or similar right, has been made or is pending or threatened against Assignor relative to the Property. Assignor agrees to promptly inform the Company of any such claim arising or threatened in the future with respect to the Property or any part thereof.
6.    Assignor will indemnify and hold harmless the Company, from any and all claims, losses, liabilities, damages, expenses and costs (including attorneys’ fees and court costs) which result from a breach or alleged breach of any representation or warranty of Assignor (a “Claim”) set forth in this Agreement, provided that the Company gives Assignor written notice of any such Claim and Assignor has the right to participate in the defense of any such Claim at its expense.
7.    This Agreement and the Schedule attached hereto constitute the entire, complete, final and exclusive understanding and agreement of the parties hereto with respect to the subject matter hereof, and supersedes any other prior or contemporaneous oral understanding or agreement or any other prior written agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the parties hereto.
8.    This Agreement will be governed and construed in accordance with the laws of the State of Delaware as applied to transactions taking place wholly within Delaware between Delaware residents. Assignor hereby expressly consents to the personal jurisdiction of the state and federal courts located in the county in which the Company has its principal offices for any lawsuit filed there against Assignor by the Company arising from or related to this Agreement.
9.    If any provision of this Agreement is found invalid or unenforceable, in whole or in part, the remaining provisions and partially enforceable provisions will, nevertheless, be binding and enforceable.
10.    Failure by either party to exercise any of its rights hereunder shall not constitute or be deemed a waiver or forfeiture of such rights.
11.    The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.
[Remainder of page intentionally left blank]
Technology Assignment Agreement

The undersigned have executed this Technology Assignment Agreement as of the date set forth above.

COMPANY:

BOZZ, Inc.

By:

Name:
Title:

ASSIGNOR:

(Signature)
Technology Assignment Agreement
Signature Page

SCHEDULE 1 TO TECHNOLOGY ASSIGNMENT AGREEMENT
DESCRIPTION OF TECHNOLOGY
All Assignor’s discoveries, ideas, business plans, concepts, improvements, domain names, inventions (whether patentable or not), knowledge, know-how, processes, information, data, data collections, procedures, processes, techniques, designs, drawings, flow charts, software code (in any form including source code and executable or object code), user interface, wire frames, formulae, computer programs, trade secrets, works of authorship and trademarks used in connection with or related to the business of the Company, including brand names, product names, logos and slogans, and associated goodwill.

EXHIBIT C
JOINT ESCROW INSTRUCTIONS

BOZZ, INC.
JOINT ESCROW INSTRUCTIONS
Secretary
BOZZ, Inc.
612 Eastwood Way
Mill Valley, California 94941
Ladies and Gentlemen:
As Escrow Agent for both BOZZ, Inc., a Delaware corporation (“Company”) and ___________________ (“Purchaser”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Common Stock Purchase Agreement dated as of ___________________ (“Agreement”), to which a copy of these Joint Escrow Instructions is attached as an Exhibit, in accordance with the following instructions:
1.    In the event Company or an assignee shall elect to exercise the Repurchase Option set forth in the Agreement, the Company or its assignee will give to Purchaser and you a written notice specifying the number of shares of stock to be purchased, the purchase price, and the time for a closing thereunder at the principal office of the Company. Purchaser and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.
2.    At the closing, you are directed (a) to date the stock assignments necessary for the transfer in question, (b) to fill in the number of shares being transferred, and (c) to deliver the same, together with the certificate evidencing the shares of stock to be transferred, to the Company against the simultaneous delivery to you of the purchase price (which may include suitable acknowledgment of cancellation of indebtedness) for the number of shares of stock being purchased pursuant to the exercise of the Repurchase Option.
3.    Purchaser irrevocably authorizes the Company to deposit with you any certificates evidencing shares of stock to be held by you hereunder and any additions and substitutions to said shares as specified in the Agreement. Purchaser does hereby irrevocably constitute and appoint you as his attorneyinfact and agent for the term of this escrow to execute with respect to such securities all documents necessary or appropriate to make such securities negotiable and complete any transaction herein contemplated, including but not limited to any appropriate filing with state or government officials or bank officials. Subject to the provisions of this paragraph 3, Purchaser shall exercise all rights and privileges of a shareholder of the Company while the stock is held by you.
4.    This escrow shall terminate upon the exercise in full or expiration of the Repurchase Option, whichever occurs first.
5.    If at the time of termination of this escrow under Section 4 herein you should have in your possession any documents, securities, or other property belonging to Purchaser, you shall deliver all of the same to Purchaser and shall be discharged of all further obligations hereunder; provided, however, that if at the time of termination of this escrow you are advised by the Company that any property subject to this escrow is the subject of a pledge or other security agreement, you shall deliver all such property to the pledgeholder or other person designated by the Company.
Joint Escrow Instructions

6.    Except as otherwise provided in these Joint Escrow Instructions, your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.
7.    You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Purchaser while acting in good faith and in the exercise of your own good judgment, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.
8.    You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or entity, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree of any court, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
9.    You shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver these Joint Escrow Instructions documents or papers deposited or called for hereunder.
10.    You shall not be liable for the outlawing of any rights under any statute of limitations with respect to these Joint Escrow Instructions or any documents deposited with you.
11.    Your responsibilities as Escrow Agent hereunder shall terminate if you shall cease to be Secretary of the Company or if you shall resign by written notice to the Company. In the event of any such termination, the Secretary of the Company shall automatically become the successor Escrow Agent unless the Company shall appoint another successor Escrow Agent, and Purchaser hereby confirms the appointment of such successor as Purchaser’s attorney-in-fact and agent to the full extent of your appointment.
12.    If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.
13.    It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.
14.    All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day, (c) five calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.
Joint Escrow Instructions

All communications shall be sent to the other party hereto at such party’s address set forth below, or at such other address as such party may designate by 10 days advance written notice to the other party hereto.

Company:	BOZZ, Inc.
612 Eastwood Way
Mill Valley, California 94941 Attn: Chief Executive Officer

Purchaser:

Escrow Agent:	BOZZ, Inc.
612 Eastwood Way
Mill Valley, California 94941 Attn: Secretary
15.    By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.
16.    You shall be entitled to employ such legal counsel and other experts (including, without limitation, the firm of Cooley LLP) as you may deem necessary properly to advise you in connection with your obligations hereunder. You may rely upon the advice of such counsel, and you may pay such counsel reasonable compensation therefor. The Company shall be responsible for all fees generated by such legal counsel in connection with your obligations hereunder.
17.    This instrument shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. It is understood and agreed that references to “you” and “your” herein refer to the original Escrow Agents. It is understood and agreed that the Company may at any time or from time to time assign its rights under the Agreement and these Joint Escrow Instructions.
18.    These Joint Escrow Instructions shall be governed by and interpreted and determined in accordance with the laws of the State of Delaware, as such laws are applied by Delaware courts to contracts made and to be performed entirely in Delaware by residents of that state.
[Remainder of page intentionally left blank]

Joint Escrow Instructions

The undersigned have executed this Joint Escrow Instructions as of the date set forth above.

PURCHASER:

(Signature)

Address:

COMPANY:

BOZZ, Inc.

By:

Name:
Title:

Address:

Escrow Agent:

Joint Escrow Instructions
Signature Page

EXHIBIT D
STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE

STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE
For Value Received, the undersigned sells, assigns and transfers unto BOZZ, Inc., a Delaware corporation (the “Company”), pursuant to the Repurchase Option under that certain Common Stock Purchase Agreement, dated ___________________, by and between the undersigned and the Company (the “Agreement”) __________________ shares of Common Stock of the Company standing in the undersigned’s name on the books of the Company represented by Certificate No[s] ________________ and does irrevocably constitute and appoint both the Company’s Secretary and the Company’s attorney, or either of them, to transfer said stock on the books of the Company with full power of substitution in the premises. This Assignment may be used only in accordance with and subject to the terms and conditions of the Agreement, in connection with the repurchase of shares of Common Stock issued to the undersigned pursuant to the Agreement, and only to the extent that such shares remain subject to the Company’s Repurchase Option under the Agreement.

Dated:		/s/ Joseph Zwillinger
	(Leave blank)	(Signature)

Instruction: Please do not fill in any blanks other than the signature line. Do not fill in the date line. The purpose of this Assignment is to enable the Company to exercise its repurchase option set forth in the Agreement without requiring additional signatures on the part of the Purchaser.